Transcript of Trico Marine Services, Inc.'s Earnings Call Reviewing Financial Results for the Fourth Quarter and Year ended December 31, 2006.
EX-99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

TRICO MARINE SERVICES

Moderator: Geoff Jones

March 1, 2007

7:30 a.m. CT

Operator:  Good day, everyone, and welcome to the Trico Marine Services Fourth Quarter and Year-End Earnings Conference Call.  This call is being recorded.

At this time, I would like to turn the call over to the Chief Financial Officer, Mr. Geoff Jones.  Please go ahead, sir.

Geoff Jones:  Thanks, Matt.  Good morning.  As Matt indicated, my name is Geoff Jones and I’m the Vice President and Chief Financial Officer of Trico Marine Services, and as usual, before I begin, I would like to read our legal disclaimer.

The statements in this conference call regarding business plans or strategies, projected benefits from joint ventures, partnerships, projections involving revenues, operating results, forecasts from operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements.  Such statements involve risks and uncertainties and other factors detailed in the company’s forms 10Q and 10K, registration statements and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen, or should our underlying assumption prove incorrect, actual outcomes may vary materially from those

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

forecasted or expected.  The company disclaims any intention or obligation to publicly update or revise such statements, whether as the result of new information, future events, or otherwise.

And now I’d like to turn the call over to our President and Chief Executive Officer, Trevor Turbidy, who will give you an overview of our operations.

Trevor Turbidy:  Good morning, and thank you, Geoff.  We’re extremely pleased with our continued progress, our fourth quarter results and our full year 2006 financial performance.  We posted our highest fourth quarter results on record, achieved our best annual results in our company’s history, continued to make progress on our international expansion strategy, have nearly completed our goal of having no stacked vessels, and completed the next phase of our strategic plan.

Shortly after the end of the fourth quarter, we raised 150 million of convertible debt to provide additional financial flexibility to pursue opportunities in emerging markets, further augment our fleet renewal program, and pursue strategic acquisition opportunities that may arise.  We view this as a very attractive long-term financing vehicle for three key reasons.  First, the interest cost is fixed and deminimus.  Second, the financing’s accretive up to a $56 per share price based on 2007 street estimates, and third, the potential dilution is significantly lowered by its net share of settlement feature.

As you’ve probably gleaned from our press release by now, we reported earnings of $1.07 per share on net income of 16.4 million for the fourth quarter, which represents the second highest net income in our company’s history, and a 90 percent increase over the net income for the comparable quarter in 2005.

             Operating income was 24.6 million compared with 24 million for the third quarter of last year, which is the highest operating income we have posted to date.

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Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Charter high revenues remain strong, posting our second highest quarterly revenues on record of 66 million for the fourth quarter versus 67 million for the third quarter of 2006, which is our previous record.

Our results were driven by extremely strong spot market rates in the North Sea, which set records again this quarter, which partially offset the decline in day rates for our Gulf class vessels.

Regarding our annual performance, we are delighted to report that we set records for each of the following financial metrics:  charter high revenues, operating income, and net income.  Revenues increased 42 percent to 243.4 million in 2006 of (1781.8) million in 2005, driven by the significant improvement in day rates for both North Sea class vessels and Gulf class vessels, as well as the improvement in utilization for the Gulf class fleet as we destocked vessels for international deployment.

Operating income more than doubled from 42.7 million in 2005 to 88.4 million in 2006 while net income was 58.7 million compared to a net loss of 42.3 million in 2005.

So I don’t steal of Geoff’s thunder, I’ll let him give you all the details of our full year 2006 results shortly.

As we promised, we have completed the next phase of our strategic plan and wish to share our vision with you.  While a number of competitors have elected to diversify out of the OSV business, we believe our core business of offshore supply vessels has attractive long-term growth characteristics, is becoming increasingly complex, and has customers who are seeking customized solutions.  We are committed to exploiting our core OSV business, and we believe that diversification alone today would not inure to the benefit of our long-term shareholders.

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Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Key elements of our strategy, our new strategy, is the following.  We have an enviable global franchise which we continue to exploit.  We’ve maintained a consistent strategy of reactivating and mobilizing vessels to growing international markets such as West Africa and Southeast Asia in order to maintain a proper supply demand balance in the U.S. Gulf of Mexico, lowering volatility of our cash flow by garnering long-term contracts in this market.

While we continue to enjoy historically robust day rates in the Gulf of Mexico, the recent softening in the Gulf validates this element of our strategy.  Currently approximately 66 percent of our revenues are derived from international vessels.

Upgrading our fleet is a critical element to sustaining long-term profitability.  While our return on capital is the highest of any public OSV company, we must engage in significant reinvestment in our fleet for long-term growth and sustainable profitability.  Consistent with our strategy, we’ve delivered a conservative investment approach that provides both organic growth new vessels under construction, and we’re in the process of securing a long-term contract for one of these at attractive rates of return.

We continue to seek opportunity to purchase vessels that compliment our fleet and can be deployed into our global franchise.  We have exercised and will continue to exercise financial discipline during our fleet rejuvenation phase to create long-term shareholder value.  We will continue to be aggressively pursue available opportunities and plan to be opportunistic regarding fleet rejuvenation, and we believe that having substantial liquidity allows us to pursue this strategy and move quickly when an attractive opportunity arises.

While we continue to evaluate new build vessels to meet our specific customers’ specialized needs, we have no intention of using all of our available liquidity today to contract for new build vessels that will not be delivered for two and a half to three years.

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We also plan to further solidify our position in emerging markets in 2007.  As you know, we formed our joint venture with COSL in 2006 to provide marine transportation services in southeast Asia.  We’re excited about that partnership with COSL and their parent CNOOC and expect the joint venture will enable us to capitalize on a region that has experienced and will continue to experience tremendous economic growth and is projected to dramatically increase its energy consumption.  Further, we see significant opportunity to assist CNOOC as they continue their aggressive global expansion.

We’ve initially committed 14 vessels to the region; the first of five vessels to be mobilized to the region came from our cold stack fleet in the Gulf.  Each of these vessels has been through extensive dry docking, and the work required for reactivation has been completed on schedule.  Those vessels are currently being mobilized to Southeast Asia and are expected to arrive in April.

In West Africa, we’ve increased the number of vessels operating in that region from six vessels at the end of 2005 to 11 currently.  In addition, we’ve expanded our scope of operations from Nigeria into Angola, the Congo and Gabon.  We continue to further strengthen our position and expect to further strengthen our position in Nigeria through a cabotage compliant joint venture in 2007 and plan to leverage our existing relationships with customers to enhance our operations in neighboring countries such as Angola and Equatorial Guinea.

In Mexico, consistent with our international focus, we plan to mobilize additional vessels.  We have primarily been supporting construction work with our vessels, but are increasingly seeing opportunities for long-term contracts for our supply vessels.

We will continue to pursue strategic opportunities that will maximize shareholder value.  In addition to the organic growth strategy I spoke of, we are continuing to review strategic acquisitions that would improve the long-term competitive position of our fleet.  We will focus on opportunities that improve our fleet profile, provide significant revenue-generating opportunities in

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Moderator: Geoff Jones

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existing and/or emerging markets, expand our service offering and customer base, as well as providing talent that our industry is desperately short of.

We also and finally plan to develop additional niche opportunities by leveraging our experience, expertise and our global resources, we intend to develop and pursue niche opportunities in certain markets to expand our service offerings.

As I mentioned, we are very close to achieving our goal of having no stack supply vessels and remain committed to that strategy and will deliver that by remaining committed to our strategy of mobilizing vessels to international markets and reducing our dependency on mature markets.  We recognize the volatility in the U.S. Gulf of Mexico and have opportunistically mobilized vessels from the U.S. Gulf in order to maintain historically robust rates.

Today we removed 12 vessels from our stack fleet since the end of 2005, seven of which were reactivated and mobilized to international markets, two of which were reactivated and placed in the service in the U.S. Gulf to replace vessels that had been mobilized internationally, and three were sold.

Let’s spend a few seconds on the commodity price outlook.  The outlook for commodity prices is certainly more challenging to predict in the short term given the recent events, but long term we remain bullish.  Crude oil futures finished yesterday at a two-month high of $61.79 a barrel, and actually increased in the face of the equity market correction led by China and Greenspan’s comments.  We see no meaningful excess capacity now, so we see no meaningful excess capacity currently, and now have a geopolitical risk premium that’s increasing again.  We believe this increase is due to a variety of factors, any one of which could propel oil prices higher, a showdown with Iran over its nuclear policy, increasing unrest and civil disturbance in Nigeria in advance of the elections, or increasing hostilities within other areas of the Middle East.

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Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

On the natural gas side of the equation, the natural gas overhang has been reduced due to the continuation of cold weather, and we are now at a year-over-year storage deficit of 300 BCF.  Current projections are that as we exit the withdrawal season, natural gas volumes are expected to be 1.4 to 1.5 TCF, which is 15 percent less than last year.

I’ll spend a few moments discussing the markets, and I’m sure Geoff will provide more detail in his presentation.

As you probably noticed from our press release, our Gulf class supply vessel average day rates slipped approximately $1000 a day in the fourth quarter from the third quarter.  While we are certainly disappointed with the recent softness, we are still enjoying historically robust rates at current levels.  We have all but one supply vessel in the Gulf at rates below 9000 – oh, I’m sorry.  We have all but one supply vessel in the Gulf at our above 9000 and only one is below 9000, and we plan on capitalizing on our market position when that market firms.  The softness in this market has been due primarily to rigged departures in the Gulf and an increased availability of active vessels.  It is precisely because of this volatility that we’ve been actively mobilizing vessels from the Gulf of Mexico to such regions as west Africa and now southeast Asia.  In west Africa, we currently have seven vessels working under term contract and are actively evaluating attractive long-term contracts.

For the North Sea, our North Sea class vessels actually experienced a $1900 improvement in day rates on improved utilization of 96 percent.  The average day rates were positively impacted by two of our anchor handlers operating in the spot market during a quarter that experienced new record setting day rates.  As I’m sure you gleaned from the press, there was actually a North Sea anchor handler that garnered a contract at 120,000 pounds and a PSV that garnered a contract at 52,500 pounds, which is record territory for both classes of vessels.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

While the anchor market – anchor handling market has been volatile with significant price movements in the spot market, we continue to see strength in the North Sea market, and has balanced our spot and term contract exposure to lock in what we think are very attractive long-term rates in the region while taking advantage of unprecedented rates in the spot market.

With that, I’ll turn it over to Geoff for a detailed review of the financials.

Geoff Jones:  Thanks, Trevor.  Most of my comments address the fourth quarter, but following that I will also provide a recap on the entire year.

For the fourth quarter, we’re pleased to be reporting net income of $16.4 million dollars which translates to earnings per share of $1.07 per share on a diluted basis.

In terms of revenues, our charter hire revenues is $66 million dollars with our second highest quarterly charter hire revenues ever, just slightly down by less than two percent from third quarter 2006 revenues.  These impressive revenues were driven by continued strong average day rates in the Gulf of Mexico and record day rates in the North Sea due to an exceptionally robust anchor handler market in which we have two vessels operating in the spot markets.

North Sea class vessel day rates averaged $24,375 a day with utilization of 96 percent in the fourth quarter of ’06, an increase in day rate of eight percent compared to $22,474 a day with utilization of 92 percent in the third quarter of ’06.

The impact of strong market conditions in the North Sea in 2006 was lessened by the fact that 12 of our North Sea class vessels were under medium or long-term contracts during the quarter.

Now, in our press release, we’ve also included our January 2007 day rates and utilizations by class to give everyone a more current picture of the recent activity environment.  In January, day

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rates for the company’s North Sea class vessels averaged $22,353 a day with a utilization of 98 percent.  This reduction in average day rate from the fourth quarter is due to a combination of inclement weather and lack of rig moves resulting in reduced day rates and utilization for our two anchor handler vessels in the spot market.

Day rates for the company’s Gulf class supply vessels averaged $10,580 with utilization of 66 percent in the fourth quarter of ’06, compared with $11,639 a day and utilization of 71 percent in the third quarter of ’06.  This reduction is primarily driven by softening of the rates in the Gulf of Mexico.

When we’re referring to our Gulf class utilization, we’re speaking about our total fleet of 44 supply vessels, three of which were cold stacked at the end of the year.  Utilization of active  Gulf class vessels during the quarter was approximately 82 percent.

Now, of the three stacked vessels at year end, two were sold in January and one is expected to be sold this year.  In January, day rates for the company’s Gulf class supply vessels averaged $9741 a day with utilization of 71 percent, or 85 percent of the actively marketed vessels.

We do anticipate that the Gulf of Mexico will remain choppy in 2007, which is why we continue to look to emerging markets and term contracts in such markets to maintain supply levels in the Gulf of Mexico as well as insure more stability in our revenue and cash flow generation over the long term.

Crew and line handlers averaged day rates of $5585 a day with utilization of 82 percent in the fourth quarter of ’06, compared with $5512 a day and utilization of 87 percent in the third quarter of ’06.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Now, turning to expenses, direct vessel operating expenses increased .5 million or two percent in the fourth quarter of ’06 to 28.6 million, compared with 28.1 million for the third quarter of ’06.  This increase is primarily due to an increase in labor costs of one million dollars and mobilization costs of $.9 million dollars for three vessels mobilizing to west Africa, partially offset by a reduction in maintenance and classification, or M&C costs of $1.7 million dollars, from $6.1 million dollars in the third quarter to $4.4 million dollars in the fourth quarter.

In the fourth quarter, the company completed work on one North Sea class vessel, three Gulf class supply vessels, and incurred costs to de-stack five vessels related to our southeast Asia partnership, compared to three North Sea class vessels and six Gulf class supply vessels in the third quarter.

General administrative expense is relatively flat at 7.4 million in the fourth quarter of ’06 compared to 7.2 million in the third quarter of ’06.  The slight increase is due to professional fees.

Our operating income for the quarter was 24.6 million, an increase of 700,000 versus the third quarter of ’06.  In the fourth and third quarters of ’06, operating income did include the benefit of .6 million and 1.1 million, respectively, in non-cash amortization of deferred revenues.  Operating income in the third quarter also included an impairment charge of $3.2 million dollars for the Stillwater (SWATH)  being held for sale, and the benefit of $200,000 in gains and sales of assets.

One item to note below the operating income line is a foreign exchange loss of $1.8 million dollars, which is primarily an unrealized book loss on dollar denominated funds held in Norway.  It is strictly a non-cash item driven by the weakening of the U.S. dollar against Norwegian Kroner during the quarter.  During the quarter we did repatriate approximately $32 million dollars from Norway, thereby reducing the U.S. dollar funds held in Norway and also reducing exposure to non-cash foreign exchange fluctuations.

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Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Another item below the line is income of $1.2 million dollars representing elimination of China oil field services limited share of EMSL in a bid loss for the quarter, driven by M&C costs as we prepare the vessel for southeast Asia, partially offset by elimination of .3 million of our partner’s share of income from our operations in Mexico.

Our effective tax rate for the fourth quarter was 37 percent, and of the tax provision of $8.8 million dollars, $6.9 million dollars was deferred.

With respect to the 2006 year as a whole, meaningful comparisons with 2005 are difficult in many areas due to the attending for the reorganization in the first quarter of 2005 and different standards adopted at the time of TriStar recanting; however, I would like to comment on some key number which are directly comparable.

Charter hire revenues for 2006 of 243.4 million increased 71.6 million, or 42 percent from 2005.  For our North Sea client PSV’s and anchor handlers, average day rates increased 25 percent from $16,300 in 2005 to $20,455 in 2006.  Utilization increased from 92 percent in 2005 to 94 percent in 2006.  For the Gulf class supply vessels, average day rates increased 71 percent from $6493 in 2005 to $11,071 in 2006, and utilization increased from 60 percent to 66 percent.  Utilization of our actively marketed vessels decreased from 92 percent in 2005 to 88 percent in 2006.

Direct operating expenses increased 25 percent from $85.3 million dollars in 2005 to $107 million dollars in 2006.  The increase is primarily due to increased M&C costs of $13.2 million dollars, primarily due to de-stacking of nine cold stack vessels and also the change in accounting policy adopted at TriStar.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Increased labor costs of $5.9 million dollars driven by reactivation of vessels, pension expense and increased crew costs in the Gulf of Mexico, and increased mobilization costs related to mobilization of five vessels to West Africa.

General and administrative costs increased $1.7 million dollars from $25.4 million dollars in ’05 to $27.1 million dollars in ’06, primarily due to increased professional fees necessary to consummate the EMSL partnership, recruit and retain senior management, and information systems upgrades.

Operating income for 2006 was $88.4 million dollars, including the benefit of amortization of non-cash deferred revenue of $4.3 million dollars, and gains in sales of assets of $1.3 million dollars, and after charging $25 million dollars in depreciation and $2.6 million dollars in impairment on assets held for sale.

The effective tax rate for the year was also 37 percent, and of the tax expense of $33.7 million dollars, $29.9 million dollars was deferred.

Now, let’s talk about the balance sheet and liquidity.  At December 31st, 2006, we had a net surplus of unrestricted cash and short term investments of $106.8 million dollars in excess of debt.  We had unrestricted cash of $114.2 million dollars available for us to get sales securities or short term investments of $2.5 million dollars, and total debt of $9.9 million dollars comprising our MARAD note.

Current maturities of debt were $1.3 million dollars at December 31 ’06 comprising MARAD payment.

December 31st on our Norwegian credit facility, we had $446 million Norwegian Kroner or $71.7 million dollars of borrowing capacity available.

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Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Of the $114.2 million dollars in unrestricted cash, $4.5 million dollars was held in southeast Asia, $29.4 million dollars was held in Norway, $32 million dollars was held in the Cayman Islands, and $48.3 million dollars was held in the U.S. and other regions.

And as you may remember from previous calls, our Southeast Asia entity, EMSL, is consolidated into our balance sheet, and of our unrestricted cash and short term investment balance of $115.6 million dollars, $4.5 million dollars is in EMSL and will remain there for working capital requirements.

Combining the balance of our unrestricted cash and available for sale securities of $112.1 million dollars with our borrowing capacity under our Norwegian line, our consolidated available liquidity was $183.8 million dollars.

We also had $12.6 million dollars in restricted cash of which $3.5 million dollars was in escrow related to the second closing on the EMSL transaction.

Now, when you see our 10K which we’ll be filing later today, we do show the effect of the EMSL on our P&L and our balance sheet separately in a footnote, so hopefully that will help you when you’re analyzing the numbers.

Now, as Trevor mentioned, in the first quarter of 2007, we successfully issued $150 million dollars in convertible debentures, netting approximately $144.5 million dollars.  The 20-year debentures were priced at three percent coupon with a 39 percent conversion premium resulting in a conversion price of $43.44.  They’re for the first five years and in year 7-10-15.

One of the key attractions of this financing is the net share settlement feature under which the principal amount of the note will eventually be settled in cash and the excess portion, if any, on

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conversion settled in shares, and which basically results in the financing being accretive based on street estimates for 2007 until the stock price reaches approximately $56.  Now, this is an important subtlety that based on questions we’ve received since we did the offering, some folks seem to have missed, so obviously we’d be happy to talk about it more either on this call or one-on-one.

One final item to point out in the balance sheet is the construction and progress of $15.9 million dollars comprising mostly of progress payments on the three new vessels we’re building.  Just to refresh your memories, the cost of the North Sea vessel is approximately $26 million dollars with a 20 percent payment which we made when we – when construction began, and the balance payable on delivery, and the two vessels being built in the U.S. total approximately $35 million dollars with payments based on milestones of which we had paid $9.2 million dollars by the end of ’06.  We continue to remain on target for delivery of all three new builds on the originally scheduled time frame and at the original cost for each.

And with that, that brings us to the end of our prepared remarks.  I’d like to thank you for your time and attention, and now we’d like to open the floor for questions and answers.  Thank you.

Operator:  Thank you.  The question-and-answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch tone telephone.  If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star one at this time to ask a question.

We’ll go first to James West with Lehman Brothers.

James West:  Hey, good morning, guys.

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Male:  Good morning, James.

James West:  Trevor, in the Gulf of Mexico market right now, what are you seeing in terms of day rates?  My sense is they’ve – that we’ve seen softening throughout the fourth quarter and the early part of this year, but they seem to have stabilized.  Is that an accurate assessment, and then secondarily, do you expect rates to pick up when the construction season begins again?

Trevor Turbidy:  Yes.  I think we’re seeing a couple of different things.  One is, you know, we’ve stayed pretty firm at bidding vessels at or above 9000.  You know, we have, as you know, the largest market share in the shallow wtaer Gulf and certainly led the market on the way up, and where we are now, we’re still ahead of our competitors, so we’d certainly be willing to suffer and have suffered utilization loss and decline with – in the quarter to make sure that we are not losing on the day rates.

As far as your second question, we certainly, you know, we’re not forming our opinion on 2007 based on what we saw in late ’06 or in the first part of this year.  We certainly expect that the market should firm up a bit as the construction season commences.

James West:  OK.  And then on the North Sea business, what do you see as the sustainability of these much higher day rates that we had during the fourth quarter and early part of this year?

Trevor Turbidy:  You know, I mean, I think that’s a challenging one.  I mean, every – pretty much every quarter in ’06 the anchor handlers and I think even the PSV’s set record rates, so, you know, I don’t think anyone’s crystal ball is particularly clear when it comes to that.  I think, you know, we’re not seeing a lot of, you know, new tonnage near term entering the market.  We’re seeing continued activity of operators in that region, so, you know, I can’t give you a projection on anchor handler rates because, you know, the spot rates as you know change hourly, but we still have been aggressively taking advantage of what we think are historically strong rates.

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James West:  OK and then a follow-up on that.  Four of your vessels that have been under term contracts for some time now, what’s the delta between the current market rates and where your vessels are?  I guess, how far under water are those contracts?

Trevor Turbidy:  I don’t have a number for you on what, you know, how far under water they are, but every contract we’ve rolled over certainly in the last couple of quarters has been a significant increase, several thousand dollars a day increase, you know, a four to $6000 a day increase, and in some cases $10,000 increase per day as those contracts roll over.

James West:  OK.  OK, great and then one last question.  With the recent convertible offering, was this purely an opportunistic financing move or is – has there been some change in the acquisition market in the last two quarters that made you think that perhaps we were closer to seeing some vessels trade hands?

Trevor Turbidy:  I think both, actually.  We still are thinking there’s a very attractive opportunistic financing.  You know, we’re cognizant that, you know, this was a patient long-term money at an attractive rate, and as I mentioned, it’s, you know, it’s accretive up until, you know, in excess of $55 a share, so we think that makes good sense for our shareholders, and the fact is that, you know, there’s not a perfect correlation between opportunities to buy, you know, businesses and the ability to arrange financing, so we think it’s a perfect opportunity for us to take advantage of what we thought was an attractive underlying stock price, a very attractive conversion feature, to basically create a very, very, or a very anti-dilutive security to take advantage of opportunities as they arise.

James West:  OK.  Great.  Thanks, guys.

Trevor Turbidy:  Thanks.

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Male:  Thank you.

Operator:  We’ll go next to Judson Bailey with Jefferies and Company.

Judson Bailey:  Thank you.  Good morning.

Trevor Turbidy:  Good morning, (Jud).

Judson Bailey:  Question, Trevor.  Could you maybe comment on what you’re seeing internationally, west Africa and Mexico, as far as the types of terms that are being offered and maybe just a little bit on the rates you’re seeing?

Trevor Turbidy:  Sure.  I mean, I can turn it to Larry Francois, who’s here with us to give a current view of markets in West Africa.

Larry Francois:  In both markets, we see the market staying firm.  We’re in a process negotiating some term contracts at better than Gulf of Mexico day rates in west Africa, and Mexico just keeps plugging along with term contracts, so we’re very pleased with what we see and what’s going on.

Judson Bailey:  Are the rates in Mexico also above what you’re seeing in the Gulf, U.S. Gulf?

Larry Francois:  No, but the term is longer.

Judson Bailey:  OK.  OK.  My next question is a bit of a housekeeping item, and I want to make sure I heard you correctly.  Your vessel count now for your Gulf class is 42.4 vessels.  Is that – are you going to – are the EMSL vessels you put into the JV which was five, are those still included in that

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Moderator: Geoff Jones

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vessel count, and the next question, I guess a follow-up, is did I hear you say you sold two vessels since year end or was I – did I misunderstand you?

Geoff Jones:  Yes, we have – no, you did hear correctly.  We have sold two stacked vessels after year end, (Jud), which leaves us one still to – but I’ve said we would be selling shortly or it would be sometime this year.

As far as the EMSL vessels, we are still including those in the vessel count.

Judson Bailey:  So by the second quarter, so we should, I mean, we should see your utilization probably reflect those vessels going to work, is that fair to say?

Geoff Jones:  Yes.  They’re actually on the water as we speak.

Trevor Turbidy:  They’re expected to arrive in April.

Judson Bailey:  To arrive in April?

Trevor Turbidy:  Yes.

Judson Bailey:  So would it be reasonable to assume, then, by late second quarter they would probably go to work and be on the payroll?

Geoff Jones:  Affirmative.

Judson Bailey:  OK.  Thank you.

Trevor Turbidy:  Thank you.

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Operator:  We’ll go next to Randy Laufman with Imperial Capital.

Randy Laufman:  Good morning, guys.  Once again, congratulations on a great quarter.

Trevor Turbidy:  Thanks.

Geoff Jones:  Thanks, Randy.

Randy Laufman:  Question.  Obviously you guys have done a great job of establishing a strong footprint in west Africa and now southeast Asia, and with the financing that you guys secured this quarter, I was just wondering if you could maybe comment specifically on where you see the next, you know, big international opportunity, if it’s expanding your presence in these existing markets or if there’s new markets that you’re targeting?

Trevor Turbidy:  …We obviously think that the international markets remain very attractive.  There are additional opportunities out there.  I think for a company our size we’re probably trying to limit ourselves to what we think are the strongest markets.  There’s other opportunities that people, I’m sure, are hearing about in places like the Middle East and India that we’ve certainly been aware of, but I think at this point we’re trying to create critical mass and strengthen our positions in the markets we have which we think are the strongest markets.

Randy Laufman:  OK.  And then, you know, on previous calls we’ve talked about kind of your planned spending on the new builds, and that probably all changes now that you have this financing, but I was wondering if you could comment on what you think cap ex might be for ’07.

Trevor Turbidy:  Yes.  Cap ex for ’07, we have been the remaining three vessels, payments on the remaining three vessels.  I think the total cap ex for 2007 is …

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Geoff Jones:  Say about 40 million, give or take – 40 million  some, you know, computer equipment, et cetera, 20 million balance of payment on the MP 6009 and about 20 million, give or take, in progress payments on the GPA 640.

Randy Laufman:  OK.  And then just to follow up on kind of the day rates on some of the international markets.  I was wondering if you could comment on the day rates that you’re seeing in southeast Asia and how that might, you know, impact the overall gulf class rates in the second quarter.

Larry Francois:  You know, we don’t want to give out all of our strategy to our competitors who may or may not be listening, and I’d rather not quote specific day rates.  I don’t think they’re going to be any less than any of the other international markets we’re getting based on conversation and information I’ve seen over in that area.

Randy Laufman:  OK.  Fair enough.  And just circling back to the North Sea, how much of the decline from the fourth quarter into January in day rates would you attribute to just normal seasonality?

Trevor Turbidy:  Yes, I mean, I think you’ve got two things.  I think you just have a little bit of seasonality and you also have a wildly volatile spot anchor handler market.  If you catch it on the right day, you know, we set a record rate for one of our anchor handlers, so it depends on which jobs you’re available for when the market gets tight, so it’s a little bit of both.

Randy Laufman:  OK.  Great.  Thanks a lot, guys.

Trevor Turbidy:  Thank you.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Operator:  As a reminder, if you do have a question, that’s star one on your phone at this time.  We’ll go next to Robert Ryan with Bank of America Securities.

Robert Ryan:  Thank you.  Can you hear me?

Trevor Turbidy:  Yes, we can.

Robert Ryan:  OK.  The – those fixtures that you – those recent fixtures in the North Sea that you mentioned in your prepared remarks at record levels, were those Trico vessels or were those third party vessels?

Trevor Turbidy:  They’re third party vessels, though we did have an anchor handler that was very close to that rate for a period in December.

Robert Ryan:  And what was the anchor handler rate that you cited?

Trevor Turbidy:  We actually didn’t.  The one we cited for third party vessels was 120,000 pounds and we were very close to that number.

Robert Ryan:  And those are for rig moves or …

Trevor Turbidy:  That’s correct.

Robert Ryan:  … short term contracts.

Trevor Turbidy:  It was short term contract, but we ended up being on for quite a bit of time.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Robert Ryan:  OK.  And when you repatriated, I think you said something like 30 million of cash from Europe back to the U.S., were you able to avoid any adverse tax consequences in that transaction?

Geoff Jones:  Yes, Robert.  It’s Geoff here.  We repatriated that back to the Cayman Islands.  We did avoid any negative tax consequences as it left Norway, but if it – we had repatriated it all the way to the United States, it would have been taxable in the U.S.

Now, we have 130 million in give or take, which obviously would have, you know, covered it, but given that we expect to be using it for international expansion, we’re leaving it in the Cayman Islands at the moment.

Robert Ryan:  OK and the – your effective tax rate and your – the deferred component of your effective tax rate is quite high, and so your cash taxes last year were fairly minimal. As you look out into ’07, do you expect that to continue to be the case?

Geoff Jones:  Yes.  What happens is as you expand internationally, typically you get, you know, revenue based taxes in places like West Africa, and so it doesn’t matter what your taxable profit is, you’re still going to have to pay the cash tax, but I think that fourth quarter number is a good proxy for going forward.  We do have, like I said, about 130 million in NOL’s, and I think for this past year we’ll probably use up about 50 based on U.S. so if you wanted to kind of fast forward, that would, you know, extrapolate, that would give you some idea of how long our NOL’s would last.  But that – the fourth quarter’s a good proxy for what to look at going forward.

Robert Ryan:  And how are we handling all the liquidity that we have today so that you had on the balance sheet, you had a little bit of your liquidity position and marketable securities.  How are – and obviously we anticipate utilizing and employing this cash in the business, but in the interim, how are we managing this cash?

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Geoff Jones:  In the interim, we basically have a cash management policy which stipulates that we only invest in, you know, premium grade investments.  We would – I would say on average, we’re probably yielding around between 5.3 and 5.4 percent on that money, but we do use professional money managers to handle it.

Robert Ryan:  And the, well, the final question.  Of the – you – that 42 vessels, I guess, at year end, Gulf class vessels in the fleet …

Geoff Jones:  Yes.

Robert Ryan:  … how many of those were stacked?

Geoff Jones:  At the year end, we had three vessels stacked and we sold two in January, so at the end of January we had one vessel stacked.

Robert Ryan:  OK.  And how many of the remaining vessels, 40 or so, are Jones Act compliant?

Geoff Jones:  When you state Jones Act compliant, I guess U.S. flag vessels, oh, I don’t know just where – what’s U.S. flagged and what’s non-U.S. flagged of our Gulf class vessels, but everything working in the Gulf of Mexico is Jones Act compliant.

Trevor Turbidy:  I think it’s about 33 to 35 of the 40.

Geoff Jones:  Yes.

Robert Ryan:  … Alright.  Thanks.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Geoff Jones:  Thanks, Robert.

Operator:  As a reminder, if you do have a question, it’s star one at this time.  We’ll go to Age Korsvold of Kistefos.

Age Korsvold:  Good morning.  My name is Age Korsvold, and I’m the CEO of Kistefos.  We are the largest shareholder in Trico.  We own about 20 percent of the outstanding shares.

While we as shareholders in Trico appreciate the beneficial effects of strong markets for your share price, we nonetheless think there are reasons for concern about the future direction of Trico.

We have repeatedly claimed that with minimal debt and significant cash position, Trico has been overcapitalized.  No one has refused to that.  We were accordingly very surprised when Trico issued its recent co-merge.  First, the financing adds cash to an already overcapitalized company.  Management is not reaching out to shareholder interests simply by raising capital just because it’s available.  This capital has costs above and beyond the  depending on how Trico’s share price moves the convertible conversion price to shareholders additionally the commercial price is significantly below what we believe is the net asset value of the company.

We also question whether management is exploring all avenues for maximizing value from sources in Norway.  We have been told that you have received an offer to sell your North Sea fleet at a highly attractive price.  You did not explore this opportunity to find out what this offer might mean to you.

We have also reason to believe that you did not take up the options you had associated to your new building contract in spite of the fact that you could have resold the option with a profit of at least five to $6 million dollars.

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

Summing up, it is unclear to us what you wish to do with your company.  If you wanted to invest, you have missed opportunities.  If you wanted to divest, you also missed opportunities, so how can we trust that you will run the company in the best interests of all shareholders?  As we have discussed with you before, please consider one of the more – one or more of the following actions.  The current cash to shareholders for the special dividends or buyback program of the shares.  The company has more than $16 per share of cash on its balance sheet.  Sell the company in whole or in part, or sell the U.S. operation in order to remove the Jones Act restrictions on marketability on Trico shares.  Least but not least, if you believe that you have another strategy that will create extra value for shareholders, then the proposal is about communicate it in a comprehensible and credible manner to the shareholders to start to monitor your progress.  Thank you.

Trevor Turbidy:  Thanks, Age.  I think I’ll touch on a few of those things.  One, you know, you and I had a conversation in advance of this call the other day, and I think two things I would encourage you to spend some time reading is the debenture document and understand the net settlement feature.  Some of the numbers that you quoted me about the dilution effects were greatly exaggerated, and as I mentioned, we are – this financing is accretive up to a point where the stock is at $56 a share, and mildly dilutive after that, and as far as your comments on shareholder value, I think, you know, we’re – the management and the board is heavily alligned with shareholders.  We are obviously cognizant of dilution, but what we recognize is the same thing you recognize, and that is that Trico trades at a discount to all of its international peers on a bunch of – on a group of financial metrics.  The reason for that is simple.

So we have, you know, high volatility of cash flow that doesn’t go into the same ((inaudible)) multiple as our peers do.  To rejuvenate our fleet is going to involve significant expenditures of cash, and we don’t believe that the best time to do it is at, you know, current prices.  We think that the prices do get softer.  We’ve seen certainly more rationale in the market.  We raised the capital

TRICO MARINE SERVICES

Moderator: Geoff Jones

03-01-07/7:30 a.m. CT

Confirmation # 4235510

when it was available and attractive, and we’ll deploy it in a manner that accrues to the long-term shareholders’ best interests.

As far as buying back shares and special dividends, you know, we obviously can run the same numbers you can, and certainly when the stock trades at the Dow multiples that it does, you know, buying back stock looks very accretive, but that doesn’t do anything to position the company for the future, nor does it benefit the long-term shareholders, so appreciate your comments, and if we have any further questions, we’ll address those at this point on the earnings call.

Operator:  And at this time we have no further questions.  And we’ll send the call back over to Geoff Jones for any additional or closing remarks.

Geoff Jones:  Thank you.  At this stage, we’d just like to thank you for your support and to look forward to talking to you again shortly, and thanks for your time and attention.

Trevor Turbidy:  Thanks, everyone.

Operator:  That does conclude today’s conference call.  Thank you for your participation and you may disconnect at this time.  Bye-bye.

END